Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Missouri Bancorp, Inc
Poplar Bluff, Missouri

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-2320)of the Southern Missouri Bancorp, Inc. 1994 Stock Option Plan of our report, dated July 16, 2004, relating to the consolidated balance sheet of Southern Missouri Bancorp, Inc and subsidiary as of June 30, 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 2004, which report appears in the June 30, 2004 Annual Report on Form 10-KSB of Southern Missouri Bancorp, Inc.

/s/ BKD, LLP

St. Louis, Missouri
September 28, 2004